UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 14, 2008
Date of Report (Date of Earliest Event Reported)

AMES NATIONAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

IOWA	0-32637	42-1039071
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 FIFTH STREET
AMES, IOWA 50010
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code:  (515) 232-6251

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 14, 2008, the Board of Directors (the “Board”) of Ames National Corporation (the “Company”) approved performance criteria to be used under the Company’s Management Incentive Compensation Plan (the “MIC Plan”) for purposes of determining the amount of deferred salary and performance awards to be paid to the Named Executive Officers of the Company for the first half of 2008.  The performance criteria consists of a “target” figure and a “cap” figure that are both established based on selected “return on assets” figures.  The “target” return on assets figure is used to determine whether the Named Executive Officer will receive all of the deferred salary to which he is entitled for the six-month period.  If the actual return on assets exceeds the “target”, the Named Executive Officer will receive all deferred salary established for the period and, in addition, will be entitled to earn additional incentive compensation based on the amount by which the actual return on assets exceeds the target figure, subject to the “cap” return on assets (above which no additional incentive compensation is paid).  The MIC Plan is discussed in greater detail in the Company’s proxy statement filed with the Securities and Exchange Commission on March 19, 2008 in connection with the Company’s 2008 annual meeting of shareholders.

The Board established the “target” return on assets figure at 1.06% and the “cap” return on assets figure at 1.46%.  Application of these performance factors resulted in the following amount of deferred salary and additional incentive compensation being earned by the Named Executive Officers for the first six months of 2008 based on the earnings of the Company (or by a subsidiary bank to the extent that a Named Executive Officer is employed by a subsidiary bank):

Named Executive Officer	Deferred Salary Earned	Additional Incentive Compensation Earned	Total Amount

Thomas H. Pohlman	$22,485	$23,948	$46,433

Terrill L. Wycoff	$16,323	$13,565	$29,888

Daniel L. Krieger	$13,491	$14,369	$27,860

John P. Nelson	$13,491	$14,369	$27,860

Scott T. Bauer	$13,603	$11,304	$24,907

Jeffrey K. Putzier	$5,009	$6,084	$11,093

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AMES NATIONAL CORPORATION

Date: May 20, 2008	By:	/s/ Thomas H. Pohlman
Thomas H. Pohlman, President
(Principal Executive Officer)